UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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SPLUNK INC.
(Name of Registrant as Specified In Its Charter)

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Dear Splunk Stockholders:

We are writing to ask for your support at our 2014 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we ask for your support on the advisory vote to approve Splunk’s executive compensation (the “Say-on-Pay Proposal”) because we strongly believe that following the recommendations of stockholder advisory services firms to vote against our Say-on-Pay Proposal is not in the best interests of our stockholders.

As you may be aware, Institutional Shareholder Services (“ISS”) has recommended its subscribers vote against the Say-on-Pay Proposal.  We strongly disagree with ISS’s recommendation and believe its quantitative and qualitative analysis is fundamentally flawed.  We believe that ISS:

(1) used an irrelevant and misleading peer group,

(2) failed to consider appropriately our executive compensation program design, erroneously focusing on “median” compensation, notwithstanding Splunk’s outstanding performance in absolute and relative terms, and

(3) did not consider the longer term view of how we have compensated our CEO in light of our financial performance.

We similarly believe that Glass Lewis’s conclusions do not reflect the company’s outstanding performance, the careful and responsible analysis of our independent Compensation Committee, and demonstrated alignment between our compensation philosophy and our shareholders’ interests.

Splunk has delivered revenue performance that is consistently at the top end of all software companies and our peer group of companies.  We strive to directly connect company performance and executive compensation, aligning the interests of our executives and stockholders.  We regularly engage with our stockholders and diligently consider their feedback.

Last year, our stockholders overwhelmingly supported our executive compensation program with our Say-on-Pay Proposal approved by over 98% of the votes cast.

Peer Group Analysis.  Our Compensation Committee consists solely of independent directors. Further, our Compensation Committee engages an independent compensation consultant that provides it with extensive analysis and recommendations regarding the design of our executive compensation programs.

ISS’s analysis is based on a peer group that does not reflect Splunk’s business or performance.  By comparison, our Compensation Committee identified a peer group based on businesses comparable to us:

•                  Publicly traded Software/Software Services companies

•                  Companies with revenues generally between $100MM and $700MM

•                  Companies with market capitalization from $1B to $10B

•                  Growth companies, as demonstrated by historical revenue and/or stock price performance

Although the ISS peer group appears generally to be based upon similar revenue parameters, it doesn’t appear that ISS considered growth, market capitalization or time since IPO in making its selections.  Among the ISS peer group, Splunk has the highest revenue growth, second highest market capitalization based on 30-day average as of May 27, 2014, and is the most recently public company on the ISS peer list.  In comparison, the Compensation Committee-approved peer group focuses on similar high growth, recently public companies (14 of 21 went public in the past five years), and places Splunk at the 73rd and 83rd percentiles for revenue growth and market cap, respectively.

In fact, the Compensation Committee’s independent compensation consultant’s analysis shows that, had ISS used the Company’s Compensation Committee-approved peer group, we would have received a ‘low’ concern for ISS’s tests for both ‘Relative Degree of Alignment’ and ‘Multiple of Median.’  These outcomes highlight the limits and misdirected assumptions of ISS’s analysis and resulting vote recommendation.

We do note with appreciation ISS’s recognition that Splunk’s performance is at the very top of the peer group that ISS chose and falls squarely in the middle of the ISS performance and pay alignment bar.

Executive Compensation Design. We operate in highly competitive markets for top talent and believe our ability to attract, incent, and retain the very best executives has a direct impact upon the outstanding performance we have delivered for our stockholders.

When the Compensation Committee made its decisions regarding the compensation of our executives in fiscal 2014, it considered that these key executives were largely vested in their equity grants, which, when combined with our best of class performance (i.e., revenue growth, market capitalization and stock price performance above the 80th percentile of our peer group), means they are prime targets for our competitors and others, making long term retention a key objective of our executive compensation programs.

CEO Compensation.  Regarding the two equity grants that the Compensation Committee made to our Chief Executive Officer in fiscal 2014, it is important to consider:

•      The equity grants were determined by the Compensation Committee and were not based on any recommendation from management.

•      One of the equity grants was delayed from fiscal 2013 and the other was for fiscal 2014 (as described in our 2014 proxy statement).  To do a fair comparison to peers, ISS should have either excluded the March 2013 award from the calculation, or averaged the two grants (which were intended to reflect two years of annual equity awards).

•      These were the first equity grants made to our CEO since he was hired in September 2008.  While ISS acknowledged our CEO did not receive an equity grant in fiscal 2013, it neglected to point out he also received no equity grants in fiscal 2012, fiscal 2011, or fiscal 2010.  The following is a chart of the number of shares granted to our CEO since his new-hire equity grant in fiscal 2009:

Fiscal 2010 Shares Granted to CEO	Fiscal 2011 Shares Granted to CEO	Fiscal 2012 Shares Granted to CEO	Fiscal 2013 Shares Granted to CEO	Fiscal 2014 Shares Granted to CEO		Fiscal 2015 Shares Granted to CEO (to date)
0	0	0	0	120,000	*	0
				160,000	*

* 120,000 RSUs were granted in March 2013, which grant would have been made in fiscal 2013 but was delayed until fiscal 2014, and 160,000 RSUs were granted in December 2013, which grant aligned with the annual timing of equity grants to our other executive officers.

The value of the equity grants was based on our management team and employees generating results that drive stockholder value through increases in our stock price (increasing approximately 133% during fiscal 2014).  As a result, these equity grants appear larger than our peers who did not generate these types of results for their stockholders.

ISS also compared CEO pay with the median of a comparatively low growth peer group that ISS selected. Setting aside whether paying a CEO at the median for delivering best of class performance is appropriate, it’s worth noting that if ISS had excluded the delayed 2013 grant from the analysis, our CEO’s pay versus the median would have been at low concern (only 2.0x the peer median).  Comparing pay to performance, from fiscal 2009 (when our CEO was hired) through fiscal 2014, our annual revenues increased 1,572%.

Fiscal Year	Revenue (millions)	Growth Rate	Change in Revenue from Prior Year (millions)
2009	$18.1	—	—
2010	$35.0	93%	$16.9
2011	$66.2	89%	$31.2
2012	$121.0	83%	$54.8
2013	$198.9	64%	$77.9
2014	$302.6	52%	$103.7

Looking Forward

Executive Stock Ownership.  Among pay governance items that ISS and Glass Lewis pointed out were a lack of stock ownership guidelines and a failure to use performance-based equity compensation.  Although we have not had formal stock ownership guidelines in the past, that was largely because our insiders naturally have significant ownership.  They own our stock because they want to, not because they are required to do so.

Performance Based Long Term Compensation.  Most of our senior executives have significant value in vested stock options that increase in value as our stock price increases.  In addition, their vested stock holdings clearly align their interest with the interests of our other stockholders.

Disclosure of Short Term Performance Metrics. ISS and Glass Lewis also took issue with the fact that we did not disclose the actual performance metrics used to determine the achievement of incentive compensation.  The implication is that the metrics are not rigorous enough.  In reality, we believe disclosure of the numerical target would be competitively harmful as it would give our competitors insight into our financial planning process.

Conclusion.  As a result, we believe that the recommendations to vote against on our Say-on-Pay Proposal are unwarranted.  We ask that you consider the information we describe in our 2014 proxy statement and in this letter when casting your vote.

WE RECOMMEND THAT YOU VOTE FOR OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3)

We believe that the information in our proxy statement and this letter clearly demonstrates our strong commitment to pay for performance.  We remain committed to assuring our executive compensation program remains fully aligned with the interests of our stockholders.  We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.